EXHIBIT 99.1

LendingClub Appoints Michael Zeisser to its Board of Directors
Former Chairman, U.S. Investments for Alibaba Group and Longstanding Investor in Disruptive Consumer Marketplaces Brings Decades of Experience to LendingClub

San Francisco, CA - September 19, 2019 - LendingClub Corporation (NYSE: LC), America's largest online credit marketplace, today announced that Michael Zeisser has joined as the newest member of its Board of Directors and will serve on the Nominating and Corporate Governance Committee and the Compensation Committee.

“Michael is a seasoned public company board member and we’re excited to have him on board,” said Scott Sanborn, CEO of LendingClub. “His technology and consumer internet proficiency and extensive strategy and corporate development experience will prove valuable for LendingClub as we launch into our next stage of growth.”

Mr. Zeisser is a longstanding investor in founder-led disruptive growth companies, with a particular focus on experience economy companies and consumer marketplaces. Until April 2018, he was Chairman, U.S. Investments for Alibaba Group and led Alibaba’s strategic investments outside of Asia. Mr. Zeisser joined Alibaba in 2013 prior to its historic IPO and was Alibaba’s most senior executive in the Americas. He opened and led Alibaba’s corporate office in Silicon Valley and built an international investment organization to make strategic investments in commerce, digital media and emerging technologies such as Lyft, Magic Leap, Snapchat, Jet, Fanatics, Amblin Entertainment and Zulily.

“Disruptive consumer marketplaces transform industries and make a real impact on people's lives. LendingClub is one of those marketplaces,” said Zeisser. “As a growth company with a robust product roadmap, I’m excited to support LendingClub as it helps people across the country get on the path towards greater financial health.”

Before Alibaba Group, Mr. Zeisser spent almost a decade working at Liberty Media Corporation, where he led investments in digital media, online gaming, and commerce. Prior to joining Liberty Media in 2003, Michael was a partner at McKinsey & Company in New York. He is a TEDx speaker and is frequently quoted in publications such as The Wall Street Journal, The New York Times and The Financial Times.

Mr. Zeisser has considerable governance experience, currently serves on the boards of Shutterfly and a number of privately held companies, and has previously served on the boards of Trip Advisor, IAC, TIME Inc. and XO Group.

About LendingClub
LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub's online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies, and passes those savings on to borrowers in the form of lower rates and to investors in the form of potentially higher risk-adjusted returns. LendingClub is based in San Francisco, California. More information is available at https://www.lendingclub.com.

CONTACT: For Investors: IR@lendingclub.com; Media Contact: Press@lendingclub.com